Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

AtaiBeckley Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,913,698,320.52(1)	0.00013810	$540,481.74(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$3,913,698,320.52
Total Fees Due for Filing			$540,481.74
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$540,481.74

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 15, 2026, by and among Eli Lilly and Company, Albali Acquisition Corporation and AtaiBeckley Inc.
(1)	The Proposed Maximum Aggregate Value of the transaction was calculated as follows:
	i.	Title of each class of securities to which the transaction applies: Common Stock, par value $0.01 per share of AtaiBeckley Inc. (the “Company” and such shares, the “Company Shares”).
	ii.	As of July 15, 2026 (the “Determination Date”), the maximum number of Company Shares to which this transaction applies is estimated to be 441,019,181 Company Shares, which consists of:
		a.	369,979,432 Company Shares;
		b.	7,812,951 Company Shares underlying outstanding Company RSUs;
		c.	48,925,427 Company Shares underlying outstanding Company Stock Options with exercise prices below $6.75; and
		d.	10,877,216 Company Shares underlying outstanding Pre-Funded Warrants.
	iii.	Per share price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Determination Date, the underlying value of the transaction was calculated as the sum of:
		a.	369,979,432 Company Shares multiplied by the merger consideration consisting of the Closing Amount of $6.75 per share plus contingent value right consideration of $2.50 per share;
		b.	7,812,951 Company Shares underlying outstanding Company RSUs multiplied by the merger consideration consisting of the Closing Amount of $6.75 per share plus contingent value right consideration of $2.50 per share;
		c.	the sum of (a) 48,925,427 Company Shares underlying outstanding Company Stock Options with exercise prices below $6.75, multiplied by $4.01 (which is the sum of the excess of $6.75 over $2.74, the weighted average exercise price of such Company Stock Options) and (b) 48,925,427 Company Shares underlying outstanding Company Stock Options with exercise prices below $6.75, multiplied by contingent value right consideration of $2.50 per share; and
		d.	10,877,216 Company Shares underlying outstanding Pre-Funded Warrants multiplied by the merger consideration consisting of the Closing Amount of $6.75 per share plus contingent value right consideration of $2.50 per share
(such sum, the “Total Consideration”).
(2)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001381.